Exhibit 99.1

Block Names Anthony Eisen, Co-Founder of Afterpay and CEO of Reshop, to Board of Directors

DISTRIBUTED-WORK-MODEL/OAKLAND – February 6, 2025 – Today Block, Inc. (NYSE: XYZ) announced that Anthony Eisen, Co-Founder of Afterpay and CEO of Reshop, has joined its Board of Directors.

“Working closely with Block’s leadership through Afterpay’s integration, I’ve seen the company’s commitment to economic empowerment and its focus on providing sellers and customers with innovative, relevant financial services solutions,” said Eisen. “I’m honored to join the Board and look forward to continuing to contribute to the next chapter of Block’s growth.”

“I have a great deal of respect for Anthony and his work to create a commerce ecosystem that has benefited customers around the world,” said Jack Dorsey, Block Head and Chairman. “His insight and collaborative leadership has been an asset to Block and he will be invaluable as we continue to evolve how customers access financial services.”

Eisen co-founded Afterpay in 2014, where he served as co-CEO, leading the company’s rapid growth into a global leader in Buy Now Pay Later services. Since its founding, Afterpay has grown to reach over 400,000 merchants worldwide and attracted more than 24 million customers. Under his leadership, Afterpay became an integral part of Block’s ecosystem following its acquisition in 2022. Prior to Afterpay, Eisen held senior roles in investment banking and private equity, bringing extensive financial expertise to his career in technology innovation. He is currently CEO and Chairman of Reshop, a platform redefining refunds, and serves on the board of directors of the Technology Council of Australia.

About Block

Block, Inc. (NYSE: XYZ) builds technology to increase access to the global economy. Each of our brands unlocks different aspects of the economy for more people. Square makes commerce and financial services accessible to sellers. Cash App is the easy way to spend, send, and store money. Afterpay is transforming the way customers manage their spending over time. TIDAL is a music platform that empowers artists to thrive as entrepreneurs. Bitkey is a simple self-custody wallet built for bitcoin. Proto is a suite of bitcoin mining products and services. Together, we’re helping build a financial system that is open to everyone. Block.xyz

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